PRESS RELEASE

Contact:
David W. Wehlmann
Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — OCTOBER 29, 2004, GREY WOLF, INC. ANNOUNCES CHANGE IN ITS VICE PRESIDENT AND CONTROLLER

Houston, Texas, October 29, 2004 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced today that Ms. Merrie S. Costley, Vice President and Controller, will be leaving the Company to relocate with her family to the Austin, Texas area. Ms. Costley has been with Grey Wolf for almost eight years and has held her current position for the past seven years.

David W. Wehlmann, Executive Vice President and Chief Financial Officer, commented, “We appreciate all that Merrie has given to Grey Wolf over the past eight years and we will miss her counsel and leadership. We wish her and her family all the best in their new endeavors.”

Effective November 1, 2004, the Board of Directors has appointed Mr. Kent D. Cauley to the position of Vice President and Controller. Mr. Cauley has been with the Company since March of 2000, most recently serving as Assistant Controller — Financial Reporting. Prior to joining the Company, he was with the public accounting firm of Ernst & Young.

“We are extremely pleased with the appointment of Kent as he has been an integral part of the financial management team at Grey Wolf for the past five years. We appreciate his service and dedication, and this promotion recognizes his contribution to the Company,” concluded Mr. Wehlmann.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the best natural gas producing regions in the United States with a total drilling rig fleet of 127. The Company is also a leader in onshore turnkey drilling services.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com